Prospectus Supplement No 1.	Filed Pursuant to Rule 424(b)(3)
to Prospectus November 30, 2005	Registration No. 333-129628

TOREADOR RESOURCES CORPORATION

$86,250,000 5.00% Convertible Senior Notes due 2025

3,518,813 Shares of Common Stock (i) Issuable Upon Conversion of the Notes, (ii) Issuable Upon Exercise of Outstanding Warrants to Purchase Common Stock and (iii) Currently Issued and Outstanding

_______________

This prospectus supplement adds two selling security holders and updates, as of December 7, 2005, information on certain selling security holders who may sell 5.00% Convertible Senior Notes due 2025 of Toreador Resources Corporation (“Toreador”) or shares of common stock of Toreador pursuant to the prospectus dated November 30, 2005. This prospectus supplement updates the number of shares of common stock beneficially owned by the selling security holders as of December 7, 2005. This prospectus supplement should not be delivered or used without the prospectus. All capitalized terms used in this prospectus supplement are defined in the prospectus.

						Common Stock Owned
						Upon Completion of
			Shares of	Number of		Offering of Notes or
			Common Stock	Shares of		Common Stock, as
	Principal		That May be	Common		applicable(1)
	Amount of		Purchased	Stock
	Notes		Pursuant to	Beneficially	Number of	Number of	Percentage of
	Beneficially	Percentage of	Warrants	Owned	Shares Being	Shares	Common
	Owned and	Notes	Beneficially	Before This	Registered	Beneficially	Stock
Name	Offered	Outstanding	Owned	Offering	for Resale	Owned	Outstanding
AHFP Ascend (2)	N/A	N/A	N/A	4,178	4,178	0	*
Ascend Offshore Fund,	N/A	N/A	N/A	34,440	34,440	0	*
Ltd. (2)
Ascend Offshore Leveraged	N/A	N/A	N/A	76,061	76,061	0	*
Fund, Ltd. (2)
Ascend Offshore Leveraged	N/A	N/A	N/A	12,945	12,945	0	*
Fund II, Ltd. (2)
Ascend Partners LP (2)	N/A	N/A	N/A	2,608	2,608	0	*
Ascend Partners Leveraged	N/A	N/A	N/A	35,699	35,699	0	*
Fund, LP (2)
Ascend Partners Sapient	N/A	N/A	N/A	3,010	3,010	0	*
LP(2)
Calm Waters Partnership(3)	N/A	N/A	N/A	200,000	200,000	0	*
Castlerigg Master	N/A	N/A	N/A	24,000	24,000	0	*
Investments Ltd.(4)
Wasatch Small Cap Growth	N/A	N/A	N/A	221,555	135,000	86,555	*
Fund(5)
Wasatch Small Cap Value	N/A	N/A	N/A	537,585	75,000	462,585	3.0%

Fund(5)
Wasatch Micro Cap Value	N/A	N/A	N/A	60,000	25,000	35,000	*
Fund(5)
Eagle & Dominion	N/A	N/A	N/A	7,800	7,800	0	*
EuroAmerican Growth Fund
Limited
Eagle & Dominion	N/A	N/A	N/A	2,200	2,200	0	*
EuroAmerican Growth Fund
L.P.
Guggenheim Portfolio	N/A	N/A	N/A	8,459	8,459	0	*
Company XXIII, LLC
Harbour Holdings Ltd. (6)	N/A	N/A	N/A	7,100	7,100	0	*
Skylands Quest LLC (6)	N/A	N/A	N/A	1,200	1,200	0	*
Skylands Special Investment	N/A	N/A	N/A	4,500	4,500	0	*
LLC (6)
Skylands Special Investment	N/A	N/A	N/A	200	200	0	*
II LLC (6)
Straus-GEPT Partners, LP (7)	N/A	N/A	N/A	3,600	3,600	0	*
Straus Partners, LP (7)	N/A	N/A	N/A	4,400	4,400	0	*
Touradji Global Resources	N/A	N/A	N/A	64,050	64,050	0	*
Master Fund, Ltd.
Treaty Oak Ironwood LTD	N/A	N/A	N/A	5,340	5,340	0	*
Treaty Oak Master Fund	N/A	N/A	N/A	4,660	4,660	0	*
Brent Taber	N/A	N/A	2,360	2,360	2,360	0	*
AJAE Limited Partnership	N/A	N/A	N/A	3,540	3,540	0	*
John Ricketts	N/A	N/A	4,130	4,130	4,130	0	*
Natexis Banques Populaires	N/A	N/A	50,000	50,000	50,000	0	*
Shimmerlik Corporate	N/A	N/A	N/A	7,080	7,080	0	*
Communications (8)
Stratum Group (9)	N/A	N/A	N/A	5,900	5,900	0	*
James R. Anderson	N/A	N/A	N/A	14,754	14,754	0	*
Karen Anderson	N/A	N/A	N/A	4,918	4,918	0	*
Roger A. Anderson	N/A	N/A	N/A	492	492	0	*
AHFP Context	$100,000	*	N/A	2,336	2,336	0	*
Basso Fund Ltd.	$275,000	*	N/A	6,424	6,424	0	*
Basso Holdings Ltd.	$1,450,000	1.7%	N/A	33,871	33,871	0	*
Basso Multi-Strategy	$775,000	*	N/A	18,104	18,104	0	*
Holding Fund Ltd.
CNH CA Master Account, L.P. (10)	$2,500,000	2.9%	N/A	58,399	58,399	0	*
Context Convertible	$400,000	*	N/A	9,344	9,344	0	*
Arbitrage Fund, LP
Context Convertible	$1,740,000	2.0%	N/A	40,646	40,646	0	*
Arbitrage Offshore, Ltd.
CQS Convertible and	$2,000,000	2.3%	N/A	46,719	46,719	0	*
Quantitative Strategies
Master Fund Limited
DKR Soundshore Oasis	$15,000,000	17.4%	N/A	415,394	415,394	0	*
Holding Fund Ltd. (11)
Finch Tactical Plus Class B	$50,000	*	N/A	1,168	1,168	0	*
KBC Financial Products	$17,500,000	20.3%	N/A	408,793	408,793	0	*
(Cayman Islands) Ltd.
LYXOR/Context Fund Ltd.	$260,000	*	N/A	6,074	6,074	0	*
National Bank of Canada	$450,000	*	N/A	10,512	10,512	0	*
UBS AG London F/B/O HFS (12)	$4,200,000	4.9%	N/A	98,110	98,110	0	*
UBS Securities LLC (13)	$4,450,000	5.2%	N/A	103,950	103,950	0	*
All other holders of Notes and future transferees of such holders	$35,100,000	40.7%	N/A	819,922	819,922	0	*
Total	$86,250,000	100%	56,490	3,498,530	2,914,390	584,140	3.8%

__________

* Less than one percent.

(1) This column assumes that the Selling Security Holders have sold the Common Stock being registered by this prospectus, as applicable, (i) already issued to such Selling Security Holders, (ii) received upon the assumed conversion of the Notes by such Selling Security Holders and/or (iii) received upon the exercise of the Warrants by such Selling Security Holders.

(2) Malcolm P. Fairbairn has the voting and dispositive authority with respect to the following entities: AHFP Ascend; Ascend Offshore Fund, Ltd.; Ascend Offshore Leveraged Fund, Ltd.; Ascend Offshore Leveraged Fund II, Ltd.; Ascend Partners LP; Ascend Partners Leveraged Fund, LP; and Ascend Partners Sapient LP. Ascend Capital Limited Partnership ("Ascend Capital LP"), a Delaware limited partnership, serves as the sole general partner of each of Ascend Partners LP, Ascend Partners Sapient LP, Ascend Partners Leveraged Fund LP, and as the investment adviser of Ascend Offshore Fund, Ltd., Ascend Offshore Leveraged Fund, Ltd., Ascend Offshore Leveraged Fund II, Ltd. and AHFP Ascend (collectively, the "Funds"). Ascend Capital, LLC serves as the sole general partner of Ascend Capital LP. Malcolm P. Fairbairn, a natural person, serves as the sole Managing Member of Ascend Capital, LLC. Each of Ascend Capital LP, Ascend Capital, LLC and Mr. Fairbairn may be deemed to be a beneficial owner (collectively of all of the shares of common stock beneficially owned by the Funds).

(3) Richard S. Strong has the voting and dispositive authority with respect to Calm Waters Partnership.

(4) Sandell Asset Management Corp. ("SAMC") is the investment manager of Castlerigg Master Investments Ltd. ("Master"). Thomas Sandell is the controlling person of SAMC and may be deemed to share beneficial ownership of the shares beneficially owned by Master. Castlerigg International Ltd. ("Castlerigg International") is the controlling shareholder of Castlerigg International Holdings Limited ("Holdings"). Holdings is the controlling shareholder of Master. Each of Holdings and Castlerigg International may be deemed to share beneficial ownership of the shares beneficially owned by Castlerigg Master Investments. SAMC, Mr. Sandell, Holdings and Castlerigg International each disclaims beneficial ownership of the securities with respect to which indirect beneficial ownership is described.

(5) Wasatch Advisors, Inc. has the voting and dispositive authority with respect to the following entities: Wasatch Small Cap Growth Fund; Wasatch Small Cap Value Fund; and Wasatch Microcap Value Fund. Wasatch Advisors, Inc. is investment advisor for and has the voting and dispositive authority to do any and all acts on behalf of Wasatch Fund, Inc.

(6) Charles A. Paquelet has the voting and dispositive power with respect to the following entities: Harbour Holdings Ltd.; Skylands Quest LLC; Skylands Special Investment LLC; and Skylands Special Investment II LLC.

(7) Melville Straus has the voting and dispositive power with respect to the following entities: Straus-GEPT Partners, LP; and Straus Partners, LP.

(8) Warren M. Shimmerlik has the voting and dispositive power with respect to Shimmerlik Corporate Communications.

(9) Joseph Rinaldi has the voting and dispositive power with respect to Stratum Group.

(10) CNH Partners, LLC is the investment advisor of CNH CA Master Account, L.P. and has sole voting and dispositive power over the securities registered herein. The investment principals for CNH Partners, LLC are Robert Krail, Mark Mitchell and Todd Pulviro.

(11) DKR SoundShore Oasis Holding Fund Ltd. ("DKR Fund") is a master fund in a master-feeder structure. DKR Fund's investment manager is DKR Oasis Management Company LP (the "DKR Investment Manager"). Pursuant to an investment management agreement among DKR Fund, the feeder funds and the DKR Investment Manager, the DKR Investment Manager has the authority to do any and all acts on behalf of the DKR Fund, including voting and shares of common stock held by the DKR Fund. Mr. Seth Fischer is the managing partner of Oasis Management Holdings LLC, on the general partners of the DKR Investment Manager. Mr. Fischer has ultimate responsibility for trading with respect to the DKR Fund. Mr. Fischer disclaims any beneficial ownership of the Securities held by DKR Fund.

(12) UBS London represented to the Company that it acquired the Notes to be sold pursuant to this prospectus in the ordinary course of business, and at the time of such acquisition, had no agreements or understandings, directly or indirectly, with any person to distribute such Notes.

(13) UBS A.G. has the voting and dispostive power with respect to the securities registered herein. UBS Securities LLC represented to the Company that it acquired the Notes to be sold pursuant to this prospectus in the ordinary course of business, and at the time of such acquisition, had no agreement or understanding, directly or indirectly, with any person to distribute such Notes.

Except as set forth above, none of the Selling Security Holders is a reporting company under Section 13 or 15(d) of the Exchange Act, a registered investment company, a registered broker-dealer, or an affiliate of a registered broker-dealer.

The date of this prospectus supplement is December 7, 2005